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                                  EXHIBIT 99
                      RATIOS OF EARNINGS TO FIXED CHARGES

                    WHIRLPOOL CORPORATION AND SUBSIDIARIES

                             (dollars in millions)

                                                    Six Months Ended
                                                     June 30, 1998
                                                    ----------------

        Pretax earnings                               $     281.1

        Portion of rents representative
          of the interest factor                              9.1

        Interest on indebtedness                            127.6

        Amortization of debt expense
          and premium                                          .3

        WFC preferred stock dividend                          3.2
                                                      -----------

             Adjusted income                          $     421.3
                                                      ===========

        Fixed charges

          Portion of rents representative
            of the interest factor                    $       9.1

          Interest on indebtedness                          127.6

          Amortization of debt expense
            and premium                                       0.3

          WFC preferred stock dividend                        3.2
                                                      -----------

                                                      $     140.2
                                                      ===========

        Ratio of earnings to
          fixed charges                                      3.00
                                                      ===========



        Appliance Business ratio of
          earnings to fixed charges
             at June 30, 1998                                2.15
                                                      ===========
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